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                                  [LETTERHEAD]

                                                              (412) 838-6770

                                            E-mail: cruss@alleghenypower.com

                                                          September 18, 1997


Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC  20549

Gentlemen:

              In connection with (1) the short-term debt programs for Allegheny Power System, Inc. ("Allegheny") and its affiliates, Monongahela Power Company ("Monongahela"), The Potomac Edison Company ("Potomac Edison"), West Penn Power Company ("West Penn"), and Allegheny Generating Company ("AGC"); and (2) the continuation of the Allegheny Power System Money Pool by Allegheny, Monongahela, Potomac Edison, West Penn, AGC, and their affiliate, Allegheny Power Service Corporation ("APSC") (hereinafter collectively referred to as the "APS Companies"), as described in the Application or Declaration on Form U-1, as amended, filed by the APS Companies with the Commission under the Public Utility Holding Company Act of 1935, I have examined, among other things, Post-Effective Amendment No. 12 to said Application or Declaration and such other matters as I deemed necessary.

              In my opinion, if the said Post-Effective Amendment No. 12 is permitted to become effective by the Commission, and approved by the Boards of Directors of each of the APS Companies, and if the proposed transactions are consummated in accordance with the said Post-Effective Amendment No. 12:
(a) all state laws applicable to the proposed transactions will have been complied with; (b) Allegheny, Monongahela, Potomac Edison, West Penn and AGC, the issuers of the proposed notes and of the commercial paper, are validly organized and duly existing corporations and such notes and such commercial paper will be valid and binding obligations of the issuing company (Allegheny, Monongahela, Potomac Edison, West Penn or AGC) in accordance with their terms; and (c) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by any of the APS Companies.

              I am also of the opinion that the issuance and reissuance and sale of the proposed notes to banks or commercial paper is not prohibited by the provisions of Rule 70 promulgated under the Act.

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Securities and Exchange Commission                       September 18, 1997
450 5th Street, N.W.
Washington, DC  20549




              I consent to the use of this opinion as part of the above Post-Effective Amendment No. 12 filed by the APS Companies.

                                         Very truly yours,

                                         /s/ Carol G. Russ

                                         Carol G. Russ
                                         Counsel for
                                         ALLEGHENY POWER SYSTEM, INC.
                                         ALLEGHENY POWER SERVICE
                                           CORPORATION
                                         ALLEGHENY GENERATING COMPANY
                                         MONONGAHELA POWER COMPANY
                                         THE POTOMAC EDISON COMPANY
                                         WEST PENN POWER COMPANY